Exhibit 99.1

NEWS RELEASE

ASCENA RETAIL GROUP, INC. ANNOUNCES APPOINTMENT OF DUANE HOLLOWAY AS SENIOR VICE PRESIDENT AND GENERAL COUNSEL

Mahwah, NJ – January 18, 2016 – ascena retail group, inc. (NASDAQ – ASNA) (the “Company”), today announced the appointment of Duane Holloway as Senior Vice President and General Counsel, effective immediately. Mr. Holloway will serve on the Company’s leadership team and report to David Jaffe, President and CEO. He will be responsible for overseeing all legal matters for the Company.

Mr. Holloway joins the Company from CoreLogic, a real estate data, analytics and services provider where he was Vice President, Deputy General Counsel and led the U.S. legal department. Before joining CoreLogic, Mr. Holloway spent several years in executive positions with Caesars Entertainment Corporation, most recently as Senior Vice President and Chief Counsel, Operations & Litigation. Prior to his tenure at Caesars Entertainment Corporation, he practiced corporate law with the international law firm of Hogan & Hartson (now Hogan Lovells).

Commenting on today's announcement David Jaffe, President and Chief Executive Officer, said: "We are pleased to welcome Duane to our executive leadership team. Duane is a results-based strategist who has demonstrated success in building high-achieving teams and finding solutions to complex issues. We look forward to Duane being an integral part of the continued success of ascena."

Mr. Holloway holds a B.A. from the University of Virginia and a J.D. from the University of Pennsylvania Law School.

About ascena retail group, inc.
ascena retail group, inc. (NASDAQ: ASNA) is a leading national specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Ann Taylor, LOFT, Lou & Grey, Lane Bryant, Cacique, maurices, dressbarn, and Catherines brands, and for tween girls under the Justice brand. ascena retail group, inc. operates, through its 100% owned subsidiaries, ecommerce operations and approximately 5,000 stores throughout the United States, Canada and Puerto Rico.
For more information about ascena retail group, visit ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, lanebryant.com, cacique.com, maurices.com, dressbarn.com, catherines.com, and shopjustice.com.
Source: ascena retail group, inc.
ascena
Investor Relations
551-777-6895
asc-ascenainvestorrelations@ascenaretail.com